UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): February 23, 2004


                           BOULDER ACQUISITIONS, INC.
             (Exact name of registrant as specified in its charter)

                                     Nevada
                            (State of incorporation)


                0-12536                                84-0820212
        (Commission File Number)         (I.R.S. Employer Identification Number)


           211 West Wall Street
              Midland, Texas                           79701-4556
(Address of principal executive offices)               (Zip Code)


                                 (432) 682-1761
              (Registrant's telephone number, including area code)

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Item 1.  Changes in Control of Registrant

         On February 23, 2004, the Registrant sold 1,500,000 shares of restricted common stock at $.20 per share for gross proceeds of $300,000, pursuant to a subscription agreement, to Halter Financial Group, Inc., an entity owned by Timothy P. Halter, the Registrant's current Chief Executive Officer. Additionally, in consideration for agreeing to serve as an officer and director of the Registrant, Timothy P. Halter was granted a warrant to purchase up to 200,000 shares of restricted common stock of the Registrant at an exercise price of $.20 per share. The Registrant relied upon Section 4(2) of The Securities Act of 1933, as amended, for an exemption from registration of these shares. As a result of the purchase, Halter Financial Group, Inc. is the controlling shareholder, owning 1,500,000 shares of the 2,207,612 issued and outstanding shares of the Registrant's common stock, or 67.9%, not including the warrant to purchase 200,000 shares of restricted common stock of the Registrant. Before the consummation of the subscription agreement, Glenn A. Little was the controlling shareholder of the Registrant's common stock.

         Immediately subsequent to and as a result of the closing of the subscription agreement Matthew Blair resigned as a member of the Board of Directors and as Secretary and Treasurer of the Registrant. Glenn A. Little, as a result of the transaction, subsequently resigned as an officer and director of the Registrant on March 1, 2004. Timothy P. Halter was appointed as a Director of the Board, and Mr. Halter was elected as Chief Executive Officer, President Chief Operating Officer, Chairman of the Board, Secretary and Treasurer of the Registrant.


Exhibit No.                Description

   10.1 Subscription Agreement dated February 23, 2004 by and between the Registrant and Halter Financial Group, Inc.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       BOULDER ACQUISITIONS, INC.


                                       By: /s/ Timothy P. Halter
                                          --------------------------------------
                                          Timothy P. Halter
                                          Chief Executive Officer
Date:  March 5, 2004












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